Exhibit 10.59

SECOND AMENDMENT
TO THE
ENSCO INTERNATIONAL INCORPORATED
2005 CASH INCENTIVE PLAN

THIS AMENDMENT executed this 4th day of November, 2008, and effective the first day of January, 2009, except as otherwise specifically provided herein, by ENSCO International Incorporated, having its principal office in Dallas, Texas (hereinafter referred to as the "Company").

WITNESSETH:

       WHEREAS, the Company has adopted the ENSCO International Incorporated 2005 Cash Incentive Plan (the "Plan"), effective January 1, 2005; and

       WHEREAS, the Board of Directors of the Company (the "Board"), upon recommendation of the Nominating, Governance and Compensation Committee of the Board (the "Committee") during its meeting held on November 3-4, 2008, has approved this Second Amendment to the Plan during a regular meeting held on November 4, 2008; and

       WHEREAS, the Company now desires to adopt this Second Amendment to the Plan in order to (i) amend the definition of "Change in Control" in Section 2 of the Plan, effective January 1, 2009, consistent with the final Treasury regulations under Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"), (ii) amend the definition of "Covered Employee" in Section 2 of the Plan, effective January 1, 2007, to conform to guidance issued by the Internal Revenue Service in Notice 2007-49 following the amendments adopted by the Securities and Exchange Commission to the executive compensation disclosure rules under the Securities Exchange Act of 1934, as amended, contained in Item 402 of Regulation S-K, (iii) amend Section 5(e)(i) and the second paragraph of Section 6 of the Plan, effective January 1, 2009, to provide that, in determining the annual bonuses for the Chief Executive Officer and selected senior executives of the Company for a Performance Period pursuant to the Plan, the Committee may determine to include a discretionary component awarded as a Discretionary Bonus based upon the Committee's determinations regarding achievement (or non-achievement) of individual goals pre-established and approved by the Committee and ratified by the Board for the Chief Executive Officer and recommended by the Chief Executive Officer for each such selected senior executive, which Discretionary Bonus may (A) not exceed an amount equal to twenty-five percent (25%) of the Chief Executive Officer's or senior executive's Annual Performance Bonus for the Performance Period, and (B) result in the amount of the Chief Executive Officer's or senior executive's Annual Performance Bonus for the Performance Period being reduced by up to twenty-five percent (25%), in each case as determined by the Committee, (iv) amend the time of payment provisions under Section 7(a) of the Plan, effective January 1, 2009, to ensure compliance by the Plan with the specified time of payment requirement of Section 409A(a)(2)(A)(iv) of the Code, (v) amend Section 7(c) of the Plan, effective January 1, 2009, to ensure compliance of Annual Performance Bonus Awards under the Plan with the guidance and holdings by the Internal Revenue Service in Rev. Rul. 2008-13 regarding the payment of performance-based compensation under Section 162(m) of the Code upon termination "without cause" or retirement on or after Normal Retirement Age, and (vi) amend Section 7(e) of the Plan, effective January 1, 2009, to condition the exercise by the Committee of discretion under that section to waive employment continuation requirements on pro-rating all Annual Performance Bonus Awards consistent with the procedure described in Section 7(e) of the Plan;

NOW, THEREFORE, in consideration of the premises and the covenants herein contained, the Company hereby adopts the following Second Amendment to the Plan:

1.       The definition of "Change in Control" in Section 2 is hereby amended, effective January 1, 2009, to read as follows:

       "Change in Control" shall mean the occurrence of any of the following events: (a) a change in the ownership of the Company, which occurs on the date that any one person, or more than one person acting as a group, acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50% of the total voting power of the stock of the Company, or (b) a majority of the members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. The determination of whether a Change in Control has occurred shall be determined by the Committee consistent with Section 409A of the Code.

2.       The definition of "Covered Employee" in Section 2 is hereby amended, effective January 1, 2007, to read as follows:

       "Covered Employee" shall mean an Employee who would be subject to Section 162(m) of the Code such that on the last day of the taxable year, the Employee (a) is the principal executive officer of the Company (or is acting in such capacity), or (b) if the total compensation of such Employee for that taxable year is required to be reported to stockholders of the Company under the Exchange Act by reason of such Employee being among the three highest compensated officers of the Company for the taxable year (other than the principal executive officer or the principal financial officer of the Company) as determined pursuant to the executive compensation disclosure rules under the Exchange Act contained in Item 402 of Regulation S-K, as amended by the Securities and Exchange Commission on September 8, 2006.

3.       Section 5(e)(i) is hereby amended, effective January 1, 2009, to read as follows:

                  (i)     In order to assure the incentive features of this Plan and to avoid distortion in the operation of this Plan, the Committee may make adjustments in the Performance Goals, specific performance factors and targets related to those Performance Goals and award criteria established by it for any Performance Period under this Section 5, whether before or after the end of the Performance Period to the extent it deems appropriate in its sole discretion, which shall be conclusive and binding upon all parties concerned, to compensate for or reflect any extraordinary changes which may have occurred during the Performance Period which significantly affect factors that formed part of the basis upon which such Performance Goals, specific performance targets related to those Performance Goals and award criteria were determined. Such changes may include, without limitation, changes in accounting practices, tax, regulatory or other laws or regulations, or economic changes not in the ordinary course of business cycles. The Committee also reserves the right to adjust Annual Performance Bonus Awards to insulate them from the effects of unanticipated, extraordinary, major business developments, e.g., unusual events such as a special asset writedown, sale of a division, etc. The determination of financial performance achieved for any Performance Period may, but need not be, adjusted by the Committee to reflect such extraordinary, major business developments. Any such determination shall not be affected by subsequent adjustments or restatements. The Committee also reserves the right to decrease by up to twenty-five percent (25%) the amount of the Annual Performance Bonus Award determined by the Committee pursuant to Section 5(f) to be payable for the Performance Period to any Participant who is the Chief Executive Officer or a senior executive of the Company to reflect the determination by the Committee pursuant to Section 6, as amended, of the level of that Participant's achievement (or non-achievement) of the individual goals previously established by the Committee for that Participant for the Performance Period. The determination of the amount of the decrease, if any, in the amount of any such Participant's Annual Performance Bonus for the Performance Period shall be determined by the Committee in connection with its determinations under Section 5(f) and Section 6 for the Performance Period

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4.       The second paragraph of Section 6 is hereby amended, effective January 1, 2009, to read as follows:

       Notwithstanding the limitations of the preceding paragraph of this Section 6 to the contrary, the Committee may determine to make a Discretionary Bonus Award to the Chief Executive Officer and/or to any Participant selected by the Chief Executive Officer who is senior executive of the Company for the period coinciding with the Performance Period based upon the Committee's determination regarding the level of that Participant's achievement (or non-achievement) of the individual goals previously established by the Committee (and, with respect to the Chief Executive Officer, are ratified by the Board, and with respect to each such senior executive, are based on recommendations from the Chief Executive Officer) for that Participant for such period. The amount of the Discretionary Bonus that may be payable to any such Participant pursuant to this paragraph may not exceed twenty-five percent (25%) of the amount of the Annual Performance Bonus Award determined by the Committee pursuant to Section 5(f) to be payable for that Performance Period to such Participant. As provided in Section 5(e)(i), as amended, the determination by the Committee pursuant to this paragraph with respect to any such Participant may result in a decrease in the amount of the Annual Performance Bonus determined by the Committee pursuant to Section 5(f) for the Performance Period. The Committee shall make its determinations under this paragraph in connection with its determinations under Section 5(f) for the Performance Period.

5.       Section 7(a) is hereby amended, effective January 1, 2009, to read as follows:

       (a)       Eligibility for Non-Tax Deferred Payment. Except as provided in Sections 7(c) and (d) below, upon the Committee's written certification in accordance with Section 5(f) that a payment for an Annual Performance Bonus Award with respect to a Performance Period is due under this Plan, each Participant who has been granted an Annual Performance Bonus Award with respect to such Performance Period and who has remained continuously employed by the Company or a Subsidiary until the last day of such Performance Period shall be entitled to the payment amount applicable to such Participant's Annual Performance Bonus Award certified by the Committee for such Performance Period and his or her Discretionary Bonus Award, if any. Payments under this Plan shall be made in cash in one lump sum payment. It is intended that payments under this Plan shall be made as soon as administratively feasible after the end of the Performance Period following written certification by the Committee under Section 5(f) that payment of Incentive Awards are due and no later than the December 31st of the year following the year in which that Performance Period ends in order to ensure that this Plan complies with the specified time of payment requirement of Section 409A(a)(2)(A)(iv) of the Code and Treas. Reg. 1.409A-3(a)(4) and (b).

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6.       Section 7(c) is hereby amended, effective January 1, 2009, to read as follows:

       (c)       Retirement, Permanent and Total Disability, Death or Termination "Without Cause".  If a Participant was granted an Incentive Award for a Performance Period and his or her employment with the Company and its Subsidiaries terminates during the Performance Period by reason of death, Permanent and Total Disability, retirement on or after Normal Retirement Age, or termination by the Company and all Subsidiaries "without cause," the Incentive Award shall be determined on a pro rata basis for that Performance Period by comparing the actual level of performance to the specific targets related to the Performance Goals and individual performance goals established by the Committee for that Participant for that Performance Period and then multiplying that amount by a fraction, the numerator of which is the number of days in the Performance Period that had elapsed as of the date of such employment termination and the denominator of which is 365. The amount determined pursuant to the preceding sentence of this Subsection (c) shall become payable as provided in Subsection (a). In the event of death, payment shall be made to the beneficiary or beneficiaries as designated on the Participant's beneficiary designation form under the Company's group term life insurance program. In the absence of a beneficiary designation form, payment of the Incentive Award shall be made to the estate of the deceased Participant. Any amount that has been deferred as provided under Subsection (b) shall be processed in accordance with the applicable deferred compensation plan.

7.       Section 7(e) of the Plan is hereby amended, effective January 1, 2009, to read as follows:

       (c)       Challenge to Control Committee Discretion. The Committee may, in its discretion, direct that all employment continuation requirements be waived if it finds, in its sole discretion, that a major challenge to the control of the Company exists; subject, however, to the requirement that the exercise of such discretion shall result in all Annual Performance Bonus Awards being determined on a pro-rated basis consistent with the procedure described in Subsection (c). Any amount that has been deferred as provided under Subsection (b) shall be processed in accordance with the applicable deferred compensation plan.

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IN WITNESS WHEREOF, the Company, acting by and through its duly authorized officers, has caused this Second Amendment to be executed on the date first above written.
ENSCO INTERNATIONAL INCORPORATED /s/ Cary A Moomjian, Jr. Cary A. Moomjian, Jr. Vice President
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